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EXHIBIT 6.20

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "AGREEMENT") is entered into as of September 9, 1999 (the "EFFECTIVE DATE"), by and between James Linesch (the "EXECUTIVE") and SeraCare, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

         The Company desires that the Executive be employed by the Company in the capacities described below, on the terms and conditions hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

                                    AGREEMENT

         The Executive and the Company agree as follows:

1.       DUTIES.

1.1 RETENTION. The Company does hereby hire, engage, and employ the Executive as the Chief Financial Officer of the Company, and the Executive does hereby accept and agree to such hiring, engagement, and employment. During the Period of Employment (as defined in Section 2), the Executive shall serve the Company in such position, and shall have duties and authority consistent with such position (including primary general authority over the Company's finance department), subject, however, to the other provisions of this Agreement, directives of the Chief Executive Officer of the Company (the "CEO") and/or the Board of Directors of the Company (the "BOARD"), and the corporate policies and budgets of the Company as they presently exist, and as such policies and budgets may be amended, modified, changed, or adopted during the Period of Employment. During the Period of Employment, the Executive shall report to the CEO. The current corporate office location is 1925 Century Park East, Suite 1970, Los Angeles, CA.

1.2 NO OTHER EMPLOYMENT. Throughout the Period of Employment, the Executive shall devote his full business time, energy, and skill to the performance of his duties for the Company (vacations and other leave authorized under this Agreement excepted) and shall devote his best efforts to advancing the interests of the Company. The Executive agrees that any appointment to or continuing service on the board of directors of any corporation must be approved in writing by the Company, such approval not to be unreasonably withheld if the Company determines that such appointment should not interfere with the performance of the Executive's duties hereunder; PROVIDED that the Company's advance approval is

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         not required for the Executive to serve on the board of directors or as an officer of any non-profit trade association, or of any non-profit civic, educational or other charitable organization (in each case subject to the following sentence). The Executive's continued membership on any board or in any other position referenced in the preceding sentence, on or in which he may now or in the future serve (including Tadeo Holdings, Inc.), is subject to the conditions (a) that the Executive's membership or position does not materially interfere with the performance of the Executive's duties hereunder, and (b) that the entity with which the Executive is affiliated does not compete (within the meaning of Section 11, without giving effect to the last sentence thereof) with the business of any entity within the Company Group. For purposes of this Agreement, the "COMPANY GROUP" includes, collectively, the Company and any subsidiary or affiliate of the Company.

         Executive has disclosed that he is a member of the Board of Directors of Tadeo Holdings, Inc. and that the Company hereby approves the continuing service as a Board Member of that company.

1.3 NO BREACH OF CONTRACT. The Executive hereby represents to the Company that his execution and delivery of this Agreement and the performance of his duties hereunder will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which the Executive is a party or otherwise bound. The Company hereby represents to the Executive that it is authorized to enter into this Agreement and that the execution and delivery of this Agreement and the employment of the Executive hereunder will not constitute a breach of, or otherwise contravene, the terms of any law, agreement or policy by which it is bound.

2.       PERIOD OF EMPLOYMENT.

         The "PERIOD OF EMPLOYMENT" shall, unless sooner terminated as provided herein, be a one (1) year period commencing on the Effective Date and ending at the close of business on the day before the first (1st) anniversary of the Effective Date. Notwithstanding the preceding sentence, commencing on the first anniversary of the Effective Date and each anniversary thereof (each an "EXTENSION DATE"), the Period of Employment shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party hereto at least four (4) months prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended. The term "Period of Employment" shall include any extension that becomes applicable pursuant to the preceding sentence.

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3.       COMPENSATION.

3.1 BASE SALARY AND BONUS. The Executive's initial Base Salary shall be at a rate of $140,000 annually, paid in accordance with the Company's regular payroll practices in effect from time to time, but not less frequently than in monthly installments. (As used in this Agreement, "Base Salary" shall mean Base Salary as it may be increased by the Company, in its discretion, from time to time.) The Executive's Base Salary, as in effect from time to time, shall not be decreased for any reason or for any purpose (including for purposes of determining any amounts due to the Executive upon a termination of his employment) during the Period of Employment.

         The Executive shall be eligible and considered for bonuses under the Company's management bonus program, which generally provides for annual bonuses based on the Company's profitability, the amount of any such bonus determined in the Company's sole discretion.

3.2 EQUITY COMPENSATION. As soon as administratively practicable after the Effective Date, the Executive shall be granted stock options to purchase 100,000 shares of the Company's Common Stock, par value $0.001 per share (the "COMMON STOCK").

         The per share exercise price of each option granted pursuant to this
         Section 3.2 shall be at $4.25 per share, equal the fair market value of a share of Common Stock as of the date of grant of the option. Such options shall have a term of five years and shall vest in accordance with the following schedule, subject to the Executive's continued employment by the Company: 25% of the aggregate number of shares subject to the options shall vest and become exercisable, subject to the Executive's continued employment by the Company, on each of December 9, 1999, March 9, 2000, June 9, 2000, and September 8, 2000. Such options shall be granted under the SeraCare, Inc. 1998 Stock Option Plan, and (a) shall be granted subject to the terms of such plan and (b) shall be evidenced by and subject to the terms of a form of stock option agreement customarily used by the Company for employee stock option grants under the Stock Option Plan. Notwithstanding any termination of employment provisions in the SeraCare, Inc. 1998 Stock Option Plan or any customary form of stock option agreement thereunder, if the Executive's employment by the Company terminates (for any reason whatsoever): (x) before the first anniversary of the Effective Date, each option granted pursuant to this Section 3.2 shall terminate immediately to the extent that it is not then vested, and, to the extent that it may then be vested, it shall continue to be exercisable only for the ninety (90) day period following the termination of the Executive's employment, at which time it shall terminate to the extent

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         not exercised; and (y) on or after the first anniversary of the
         Effective Date, each option granted pursuant to this Section 3.2 shall continue to be exercisable for the remainder of its term.

         To the extent (if any) that the Period of Employment is extended beyond the first anniversary of the Effective Date, the Executive shall be considered for additional annual stock option grants in accordance with the policies and procedures of the Company then in effect for executive stock option grants.

4.       BENEFITS.

4.1 HEALTH AND WELFARE. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs generally made available to the Company's executive management, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Executive's employee and his family's welfare benefit plan premiums and costs shall be paid fully by the Company.

4.2      REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES

         4.2.1 EXPENSE REIMBURSEMENT. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to the Company's reimbursement policies and procedures for executive officers in effect from time to time.

         4.2.2 PERQUISITES. During the Period of Employment, the Executive shall be entitled to: (a) a monthly auto allowance of $750.00 to acquire and/or maintain a principal business vehicle, and to an additional reimbursement by the Company for all customary and reasonable gas, oil and incidental auto expenses incurred in connection with such vehicle; and (b) Company-paid parking for such vehicle at the Company's principal executive offices.

4.3 VACATION AND OTHER LEAVE. During the Period of Employment, the Executive shall receive three (3) weeks paid vacation

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         per year; PROVIDED, that if the Period of Employment extends beyond the first anniversary of the Effective Date, the Executive shall instead be entitled to paid vacation in accordance with the Company's executive vacation pay policy as it may then be in effect if such policy results in the Executive receiving more than three
         (3) weeks paid vacation per year; PROVIDED FURTHER, that all such vacation shall be scheduled and taken in accordance with the Company's standard vacation policies. The Executive shall also be entitled to all other holiday and leave pay generally available to the Company's employees.

5.       DEATH OR DISABILITY.

5.1 DEFINITION OF DISABLED AND DISABILITY. For purposes of this Agreement, the terms "DISABLED" and "DISABILITY" shall mean the Executive's inability, because of physical or mental illness or injury, to perform the essential function of his customary duties pursuant to this Agreement, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred twenty (120) continuous days, or for not less than one hundred eighty
         (180) days during any continuous twenty-four (24) month period. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel or others selected by the Company or its insurers.

5.2 TERMINATION DUE TO DEATH OR DISABILITY. If the Executive dies or becomes Disabled during the Period of Employment, the Period of Employment and the Executive's employment shall automatically cease and terminate as of the date of the Executive's death or the date of Disability (which date shall be determined under Section 5.1 above), as the case may be. In the event of the termination of the Executive's employment due to his death or Disability, the Executive (or, in the event of his death, his estate) shall be entitled to receive only those benefits set forth in Section 8.2.1; PROVIDED that if the Executive's employment is terminated by reason of the Executive's Disability, he shall, so long as his Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified or terminated for or with respect to employees of the Company generally.

6.       TERMINATION BY THE COMPANY.

6.1 TERMINATION FOR CAUSE. The Company may, by providing written notice to the Executive, terminate the Period of Employment and the Executive's employment hereunder for

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         Cause at any time. The term "CAUSE" for purposes of this Agreement shall mean:

         (a) the Executive is convicted of, or has plead guilty or entered a plea of nolo contendere to, a felony (under the laws of the United States or any state thereof);

         (b) fraudulent conduct by the Executive in connection with the business affairs of any member of the Company Group or the theft, embezzlement, or other criminal misappropriation of funds by the Executive from any member of the Company Group;

         (c) the Executive's failure to perform the duties of the Company's Chief Financial Officer, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a ten day period following such notice;

         (d) the Executive's failure to comply with reasonable directives of the Board or the CEO which are communicated to him in writing, after reasonable notice has been provided of such non-performance and, if such failure is curable, Executive has not cured such failure within a ten day period following such notice; or

         (e) the Executive has habitually abused any substance (such as narcotics or alcohol).

         If the Executive's employment is terminated by the Company for Cause, the termination shall take effect on the effective date (pursuant to Section 17.10) of written notice of such termination to the Executive.

         In the event of the termination of the Period of Employment and the Executive's employment hereunder due to a termination by the Company for Cause, then the Executive shall be entitled to receive only those benefits set forth in Section 8.2.1.

6.2 TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate the Period of Employment and the Executive's employment hereunder without Cause at any time by providing the Executive written notice of such termination. If the Executive's employment is terminated without Cause, the termination shall take effect on the effective date (pursuant to Section 17.10) of written notice of such termination to the Executive.

         In the event of the termination of the Period of Employment and the Executive's employment hereunder due to a termination by the Company without Cause (other than due to the Executive's death or Disability) prior to a Change in

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         Control, the Executive shall be entitled to receive those benefits set forth in Section 8.2.1, plus a lump sum cash payment equal to the amount of his Base Salary then in effect that would have otherwise been paid over the remainder of the Period of Employment then in effect had he continued in the employ of the Company (including any extension of the Period of Employment which has already occurred as of the date of termination, but not including any additional extension of the period of the Period of Employment). The Company will not terminate Executive in anticipation of a Change in Control (as such term is described below) and if such termination occurs, benefits as described in Sections 6.2(a)(b)(c) below will apply.

         In the event of the termination of the Period of Employment and the Executive's employment hereunder due to a termination by the Company without Cause (other than due to the Executive's death or Disability) upon or following a Change in Control (as such term is defined below), or a requirement that the Executive relocate outside the state of California, the Executive shall be entitled to receive:

         (a)      those benefits set forth in Section 8.2.1 hereof;

         (b) a lump sum severance payment equal to twelve (12) times the Executive's monthly Base Salary in effect immediately prior to such termination; and

         (c) All outstanding stock options granted to Executive shall become fully vested.

         (d) the Company will allow the Executive to exercise any stock options granted by delivering a note to the Company on the following terms and conditions:

                  (i) The principal of the note shall not exceed the amount required to be paid to the Company upon the exercise of one or more of such stock options and the note shall be delivered directly to the Company in consideration of such exercise.

                  (ii) The term of the note shall not exceed a period of one month.

                  (iii) The note shall provide for full recourse to the Executive and shall bear interest at a rate equal to the interest rate then charged to the Company by the Company's primary bank lender.

                  (iv) The note shall be secured by a pledge of the shares financed thereby.

                  (v) The terms, repayment provisions, and collateral release provisions of the note and the pledge securing the note shall conform with applicable rules and regulations, including those of the

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                           Federal Reserve Board and under the California
                           Corporations Code, as then in effect, and shall be on such other reasonable terms as the Company may require.

         If a Change in Control results in a diminution of the Executive's senior management position, responsibilities or compensation and benefits as CFO, in his reporting responsibility to the CEO or in a relocation of his office to a location more than twenty additional miles from his residence, he may, within three months of such diminution, change in reporting responsibility or relocation, terminate his employment and be entitled to those benefits specified in Sections 6.2(a)(b)(c) above.

         For purposes of this Section 6.2, "Change in Control" means any of the following:

         (x) Approval by the shareholders of the Company of the dissolution or liquidation of the Company;

         (y) Consummation of a merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of the Company's business and/or assets as an entirety to, one or more entities that are not subsidiaries or other affiliates of the Company (a "Business Combination"), unless (1) as a result of the Business Combination more than 50% of the outstanding voting power generally in the election of directors of the surviving or resulting entity or a parent thereof (the "Successor Entity") immediately after the reorganization are, or will be, owned, directly or indirectly, by holders of the Company's voting securities immediately before the Business Combination; and (2) no "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, excluding the Successor Entity or an Excluded Person (as such term is defined below)) beneficially owns, directly or indirectly, more than 50% of the outstanding shares or the combined voting power of the outstanding voting securities of the Successor Entity, after giving effect to the Business Combination, except to the extent that such ownership existed prior to the Business Combination; or

         (z) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than an Excluded Person becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities entitled to then vote generally in the election of directors of the Corporation, other than as a result of

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                  (1) an acquisition directly from the Company, (2) an
                  acquisition by the Company, (3) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Successor Entity, or (4) an acquisition by an entity pursuant to a transaction which is expressly excluded under clause (b) above.

         "Excluded Person" means (a) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Securities Exchange Act of 1934, as amended, (b) the Company, (c) an employee benefit plan (or related trust) sponsored or maintained by the Company or the Successor Entity, or (d) any person who is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 10% of the outstanding shares of Common Stock on the Effective Date (or any affiliate, successor or related party of or to any such person).

7. TERMINATION BY THE EXECUTIVE. The Executive shall have the right to terminate the Period of Employment and the Executive's employment hereunder at any time upon four (4) months prior written notice of such termination to the Company. Upon such a termination by the Executive, he shall be entitled only to those benefits set forth in Section 8.2.1.

8.       EXPIRATION OF PERIOD OF EMPLOYMENT.

8.1 BENEFITS UPON EXPIRATION OF PERIOD OF EMPLOYMENT. If either party elects not to extend the Period of Employment pursuant to Section 2, unless the Executive's employment is earlier terminated pursuant to
         Section 5, 6 or 7, termination of the Executive's employment hereunder shall be deemed to occur at the close of business on the day immediately preceding the next anniversary of the Effective Date which occurs at least four (4) months after delivery of the non-extension notice in accordance with Section 2. If the Company or the Executive elect not to extend the Period of Employment, upon the Executive's termination in accordance with the preceding sentence he will be entitled to only those benefits set forth in Section 8.2.1.

8.2      GENERAL TERMINATION PROVISIONS.

         8.2.1 GENERAL TERMINATION BENEFITS. In the case of any of the foregoing terminations or the expiration of the Period of Employment, the Executive or his estate shall be entitled to (without duplication of benefits):

                  (a) any accrued but unpaid Base Salary as of the date of such termination, including unused vacation;

                  (b) any earned but unpaid cash incentive compensation as of the date of such termination;

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                  (c)      any reimbursements or allowances due but not yet paid
                           the Executive; and

                  (d) such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under the employee benefit plans, programs and arrangements of the Company.

                  All amounts due the Executive in accordance with this Section
                  8.2.1 shall be paid promptly following their becoming due as provided hereunder.

         8.2.2 OTHER TERMINATION PROVISIONS. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except on account of any claims the Company may have against the Executive. Any amounts due under Sections 5, 6, 7 or 8 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

9.       SECTION 280G PROVISIONS.

         Notwithstanding contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Executive by the Company or any of its affiliates, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company pursuant to this Agreement or otherwise) (collectively, the "TOTAL PAYMENTS") is or will be subject to the excise tax imposed under
         Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 9 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

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         Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with the forgoing provisions of this
         Section 9 and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or consulting firm with experience in such matters selected by the Company (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the date such calculation is requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If a reduction or elimination of Total Payments to the Executive in accordance with the foregoing is necessary based on the Accounting Firm's determination, the Accounting Firm shall furnish the Executive with a written opinion that failure to limit the amount of the Total Payments would result in the imposition of a tax under Section 4999 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
         Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made ("UNDERPAYMENT"). The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that any Total Payment made to the Executive shall be determined by the Accounting Firm to result in the imposition of any tax under Section 4999 of the Code, the amount of such excess Total Payment shall be a loan from the Company to the Executive, and the Executive shall promptly reimburse the Company for the amount of such excess together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

10.      MEANS AND EFFECT OF TERMINATION.

         Any termination of the Executive's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.

11.      NON-COMPETITION.

         The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, the amount of sensitive and confidential information

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         involved in the discharge of the Executive's position as Chief
         Financial Officer of the Company, and the harm to the Company Group that would result if such knowledge or expertise was disclosed or made available to a competitor, and accordingly agrees as follows:

         (a) During the Period of Employment and, as a result of the particular nature of the Executive's relationship with the Company as its Chief Financial Officer, for the two (2) year period immediately following the termination of the Period of Employment, the Executive will not, directly or indirectly,
                  (i) engage in any business for the Executive's own account that competes with the business of any entity within the Company Group, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group,
                  (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company, any of its affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group.

         (b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

         For purposes of this Agreement, businesses in competition with the Company Group shall mean (x) businesses which any entity within the Company Group has specific plans to conduct in the future and as to which the Executive is aware of such planning, and (y) other businesses that are in the plasma collection industry. Solely for purposes of clauses (a)(i), (a)(ii), and (a)(iii) of this Section 11 (but for no other purpose of this Section 12 or any other provision of this Agreement), a business that would otherwise be in competition with the Company Group in accordance with the preceding sentence shall not be deemed to be in competition with the Company Group if each of its places of business are

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         no closer than 50 miles to the nearest place of business of the
         Company Group.

12.      CONFIDENTIALITY.

         The Executive will not at any time (whether during or after his employment with the Company), other in the course of his duties hereunder or unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than an entity then within the Company Group, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; PROVIDED that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.

13.      ANTISOLICITATION; NO DISPARAGEMENT.

         The Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter:

         (a) he will not influence or attempt to influence customers of any entity within the Company Group (as it may now or in the future be composed), either directly or indirectly, to divert their business away from the Company Group to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group; and

         (b) he will not make disparaging statements, whether oral or written, regarding any entity within the Company Group.

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14.      SOLICITING EMPLOYEES.

         The Executive promises and agrees that for a period of one year following termination of his employment he will not directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of an entity within the Company Group who earned on an annual basis $25,000 or more as an employee of such entity at any time during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any entity within the Company Group.

15.      COOPERATION IN LITIGATION.

         The Executive agrees that he will reasonably cooperate with the Company, subject to his reasonable personal and business schedules, in any litigation which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Company. The Company agrees to reimburse the Executive for all reasonable costs and expenses he incurs in connection with his obligations under this Section 15.

16.      INDEMNIFICATION.

         The Company agrees to indemnify the Executive to the fullest extent permitted by the law of the jurisdiction in which the Company is incorporated against claims asserted against him personally arising out of, or related to, the business of the Company or the Executive's services for the Company. The Company shall provide officers' liability insurance coverage to the Executive consistent with the levels of coverage that it provides generally to its other executive officers from time to time.

17.      GENERAL.

17.1 ASSIGNMENT. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; PROVIDED, HOWEVER, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

17.2 GOVERNING LAW. This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal

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

         laws of the State of California, without regard to conflicts of laws principles thereof.

         The Executive and the Company agree (a) that his or its legal counsel participated in the preparation of this Agreement and/or he or it has had ample opportunity to have his or its legal counsel fully examine this Agreement, and (b) that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to the favor of either party hereto against the other.

17.3. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

17.4 MODIFICATIONS. This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

17.5 WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

17.6 NUMBER AND GENDER. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

17.7 SECTION HEADINGS. The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

17.8 RESTRICTIONS ON THE EXECUTIVE. Each of the restrictions on the Executive set forth in Section 11, 12, 13, 14 and/or 15 shall be construed as an independent covenant, and the existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such restrictions. The Executive agrees that such restrictions are reasonable (including,

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

         without limitation, reasonable as to time, geographical area and scope).

17.9 SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

17.10 NOTICES. All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified United States mail, return receipt requested:

         (a) if to the Company, at the address of the Company's principal executive offices to the attention of the Chief Executive Officer; or

         (b) if to the Executive, at the address of the Executive's principal residence as last reflected on the Company's records.

         Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered, or five (5) business days after being mailed in accordance with the foregoing.

17.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

17.12 WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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         IN WITNESS WHEREOF, the Company and the Executive have executed this
Employment Agreement as of the date first above written.

                                      THE COMPANY
                                      SeraCare, Inc.,
                                      a California corporation


                                      By: /s/ Barry D. Plost
                                          --------------------------------
                                              Barry D. Plost
                                              Chief Executive Officer


                                      THE EXECUTIVE

                                      /s/ James Linesch
                                      -------------------------------
                                      James Linesch



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